                                                               Exhibit 23





                   INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ESCO Electronics Corporation:

We consent to incorporation by reference in the registration statements
(Nos. 33-39737, 33-47916, and 33-98112) on Form S-8 of ESCO Electronics
Corporation of our report dated November 13, 1996, relating to the consolidated balance sheets of ESCO Electronics Corporation and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which report is incorporated by reference in the September 30, 1996 Annual Report on Form 10-K of ESCO Electronics Corporation. Our report refers to a change in the method of accounting for certain guarantee fees in fiscal year 1995.



KPMG Peat Marwick LLP


St. Louis, Missouri
December 13, 1996


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